Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contact:  Kevin Kelley, (626) 302-1033

www.edisonnews.com

Edison Mission Energy and Edison International

Announce Completion of the

Sale of EME’s Dutch Holding Company

IRVINE, Calif. (USA), December 16, 2004 — Edison Mission Energy (EME) and its parent Edison International (NYSE: EIX) today announced that EME has completed the sale of its international power generation portfolio, owned by a Dutch holding company which EME refers to as the “BV,” to a consortium comprised of International Power plc (70%) and Mitsui & Co., Ltd (30%).  The closing of the sale of the BV includes 10 of the 13 international projects included in the Purchase and Sale Agreement announced July 30th, one of the remaining three being purchased by a project partner pursuant to a right of first refusal (CBK in the Philippines) and the other two being projects (Tri-Energy in Thailand and Doga in Turkey) for which project level consents could not be obtained in time for the sale of the BV.

Consideration from the sale of the BV was approximately $2.0 billion in cash, representing a base purchase price of $2.3 billion after adjustments for project distributions received by EME during 2004, other working capital adjustments and the omission of the three projects from the 13 contemplated in the original sale agreement.  Together with the closing of the sale of its interest in Contact Energy, completed September 30, the sale by EME of its international assets is now substantially complete and has resulted thus far in the receipt of total cash proceeds in the amount of $2.7 billion.  The total cash proceeds, net of transaction costs and taxes related to sale, will be available to repay debt, to support contracting and hedges of power sales, to make capital expenditures for EME’s remaining domestic projects and for investment.  In anticipation of the sale of the BV, the remaining $200 million of the original $800 million secured loan at Mission Energy Holdings International, Inc. was repaid.

The BV sale is the result of a previously announced process to sell EME’s portfolio of 14 international energy assets located in Europe, the Asia Pacific region and Puerto Rico.   Sale of  EME’s remaining three international assets are expected to be finalized before year end or early in the new year.

Lehman Brothers and Credit Suisse First Boston acted as financial advisors to EME on the sale of its international assets.

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Edison Mission Energy is a subsidiary of Rosemead, Calif.-based Edison International.  Other Edison International companies include Edison Capital and Southern California Edison.